Exhibit 99.4

ITEM 8:	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements and supplementary data appearing on pages 3 to 41 are incorporated herein by reference.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of Washington Real Estate Investment Trust

We have audited the accompanying consolidated balance sheets of Washington Real Estate Investment Trust and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15(A). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Washington Real Estate Investment Trust and Subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 and Note 16 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, FASB No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”, and FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”, which all became effective on January 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Washington Real Estate Investment Trust and Subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

McLean, Virginia

February 27, 2009, except for the changes as described in Note 2, Note 16 and the financial statement schedule, as to which the date is July 7, 2009

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2008 AND 2007

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	2008	2007
Assets
Land	$414,531	$323,445
Income producing property	1,866,221	1,619,050

	2,280,752	1,942,495
Accumulated depreciation and amortization	(400,487)	(326,795)

Net income producing property	1,880,265	1,615,700
Development in progress	23,732	98,596

Total real estate held for investment, net	1,903,997	1,714,296
Investment in real estate sold or held for sale, net	16,408	40,504
Cash and cash equivalents	11,874	21,485
Restricted cash	18,823	6,030
Rents and other receivables, net of allowance for doubtful accounts of $6,278 and $4,169, respectively	45,244	36,370
Prepaid expenses and other assets	112,599	76,469
Other assets related to properties sold or held for sale	462	1,864

Total assets	$2,109,407	$1,897,018

Liabilities
Notes payable	$890,679	$861,819
Mortgage notes payable	421,286	252,484
Lines of credit	67,000	192,500
Accounts payable and other liabilities	70,569	63,326
Advance rents	9,001	9,518
Tenant security deposits	10,237	10,360
Other liabilities related to properties sold or held for sale	210	695

Total liabilities	1,468,982	1,390,702

Equity
Shareholders’ equity
Shares of beneficial interest; $0.01 par value; 100,000 shares authorized:
52,434 and 46,682 shares issued and outstanding, respectively	526	468
Additional paid in capital	777,375	582,526
Distributions in excess of net income	(138,936)	(80,454)
Accumulated other comprehensive income	(2,335)	—

Total shareholders’ equity	636,630	502,540
Noncontrolling interests in subsidiaries	3,795	3,776

Total equity	640,425	506,316

Total liabilities and equity	$2,109,407	$1,897,018

See accompanying notes to the financial statements.

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	2008	2007	2006
Revenue
Real estate rental revenue	$281,315	$251,725	$204,991
Expenses
Utilities	19,529	16,615	12,618
Real estate taxes	28,152	21,883	17,097
Repairs and maintenance	11,058	9,221	7,434
Property administration	9,925	7,128	5,650
Property management	7,908	7,124	6,146
Operating services and common area maintenance	14,332	13,226	10,122
Other real estate expenses	3,491	3,017	2,523
Depreciation and amortization	86,328	69,039	50,237
General and administrative	12,110	14,882	12,418

	192,833	162,135	124,245

Real estate operating income	88,482	89,590	80,746

Other income (expense)
Interest expense	(75,041)	(66,336)	(47,873)
Other income	1,073	1,875	906
Loss on extinguishment of debt, net	(5,583)	—	—
Gain from non-disposal activities	17	1,303	—

	(79,534)	(63,158)	(46,967)

Income from continuing operations	8,948	26,432	33,779
Discontinued operations:
Income from operations of properties sold or held for sale	3,070	6,214	4,478
Gain on sale of real estate	15,275	25,022	—

Net income	27,293	57,668	38,257
Less: Net income attributable to noncontrolling interests in subsidiaries	(211)	(217)	(204)

Net income attributable to the controlling interests	$27,082	$57,451	$38,053

Basic net income attributable to the controlling interests per share
Continuing operations	$0.18	$0.57	$0.77
Discontinued operations, including gain on disposal	0.37	0.68	0.10

Net income per share	$0.55	$1.25	$0.87

Diluted net income attributable to the controlling interests per share
Continuing operations	$0.18	$0.56	$0.77
Discontinued operations, including gain on disposal	0.37	0.68	0.10

Net income per share	$0.55	$1.24	$0.87

Weighted average shares outstanding – basic	49,138	45,911	43,679

Weighted average shares outstanding – diluted	49,217	46,049	43,841

Dividends declared and paid per share	$1.72	$1.68	$1.64

See accompanying notes to the financial statements.

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(IN THOUSANDS)

	Shares	Shares of Beneficial Interest at Par Value	Additional Paid in Capital	Distributions in Excess of Net Income Attributable to the Controlling Interests	Accumulated Other Comprehensive Income	Total Shareholders’ Equity	Noncontrolling Interests in Subsidiaries	Total Equity
Balance, December 31, 2005	42,139	$421	$405,112	$(25,228)	$—	$380,305	$1,670	$381,975
Net income attributable to the controlling interests	—	—	—	38,053	—	38,053	—	38,053
Net income attributable to noncontrolling interests	—	—	—	—	—	—	204	204
Distributions to noncontrolling interests	—	—	—	—	—	—	(135)	(135)
Dividends	—	—	—	(72,703)	—	(72,703)	—	(72,703)
Equity offering, net of issuance costs	2,745	28	90,904	—	—	90,932	—	90,932
Equity component of convertible notes, net of issuance costs	—	—	8,599	—	—	8,599	—	8,599
Share options exercised	80	1	1,802	—	—	1,803	—	1,803
Share grants, net of share grant amortization and forfeitures	78	1	2,909	23	—	2,933	—	2,933

Balance, December 31, 2006	45,042	451	509,326	(59,855)	—	449,922	1,739	451,661
Net income attributable to the controlling interests	—	—	—	57,451	—	57,451	—	57,451
Net income attributable to noncontrolling interests	—	—	—	—	—	—	217	217
Distributions to noncontrolling interests	—	—	—	—	—	—	(156)	(156)
Issuance of units to noncontrolling interest holder	—	—	—	—	—	—	1,976	1,976
Dividends	—	—	—	(78,050)	—	(78,050)	—	(78,050)
Equity offering, net of issuance costs	1,600	16	57,745	—	—	57,761	—	57,761
Equity component of convertible notes, net of issuance costs	—	—	12,435	—	—	12,435	—	12,435
Share options exercised	13	—	313	—	—	313	—	313
Share grants, net of share grant amortization and forfeitures	27	1	2,707	—	—	2,708	—	2,708

Balance, December 31, 2007	46,682	468	582,526	(80,454)	—	502,540	3,776	506,316

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(IN THOUSANDS)

	Shares	Shares of Beneficial Interest at Par Value	Additional Paid in Capital	Distributions in Excess of Net Income Attributable to the Controlling Interests	Accumulated Other Comprehensive Income	Total Shareholders’ Equity	Noncontrolling Interests in Subsidiaries	Total Equity
Balance, December 31, 2007	46,682	468	582,526	(80,454)	—	502,540	3,776	506,316
Comprehensive income:
Net income attributable to the controlling interests	—	—	—	27,082	—	27,082	—	27,082
Net income attributable to noncontrolling interests	—	—	—	—	—	—	211	211
Change in fair value of interest rate hedge	—	—	—		(2,335)	(2,335)	—	(2,335)

Total comprehensive income	—	—	—	—	—	24,747	211	24,958
Distributions to noncontrolling interests	—	—	—	—	—	—	(192)	(192)
Dividends	—	—	—	(85,564)	—	(85,564)	—	(85,564)
Equity offerings, net of issuance costs	5,466	55	184,878	—	—	184,933	—	184,933
Shares issued under Dividend Reinvestment Program	125	1	4,102	—	—	4,103	—	4,103
Share options exercised	120	1	2,642	—	—	2,643	—	2,643
Share grants, net of share grant amortization and forfeitures	41	1	3,227	—	—	3,228	—	3,228

Balance, December 31, 2008	52,434	$526	$777,375	$(138,936)	$(2,335)	$636,630	$3,795	$640,425

See accompanying notes to the financial statements.

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(IN THOUSANDS)

	2008	2007	2006
Cash flows from operating activities
Net income	$27,293	$57,668	$38,257
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on sale of real estate	(15,275)	(25,022)	—
Depreciation and amortization, including amounts in discontinued operations	86,898	71,024	54,170
Provision for losses on accounts receivable	4,346	2,011	1,500
Amortization of share grants, net	3,228	2,707	2,933
Amortization of debt premiums, discounts and related financing costs	7,669	7,042	1,909
Loss on extinguishment of debt, net	5,583	—	—
Changes in operating other assets	(13,648)	(14,319)	(20,531)
Changes in operating other liabilities	(8,979)	15,366	7,127

Net cash provided by operating activities	97,115	116,477	85,365

Cash flows from investing activities
Real estate acquisitions, net *	(168,230)	(294,166)	(226,538)
Capital improvements to real estate	(37,272)	(41,122)	(37,846)
Development in progress	(15,509)	(66,996)	(68,621)
Net cash received for sale of real estate	40,231	56,344	—
Non-real estate capital improvements	(642)	(3,200)	(1,666)

Net cash used in investing activities	(181,422)	(349,140)	(334,671)

Cash flows from financing activities
Line of credit borrowings	165,000	258,200	356,000
Line of credit repayments	(290,500)	(126,700)	(319,000)
Dividends paid	(85,564)	(78,050)	(72,681)
Distributions to noncontrolling interests	(192)	(156)	(135)
Proceeds from equity offerings under dividend reinvestment program	4,103	—	—
Proceeds from mortgage notes payable	81,029	—	—
Principal payments – mortgage notes payable	(3,488)	(10,797)	(8,381)
Proceeds from debt offering	100,000	150,000	260,000
Financing costs	(1,924)	(5,144)	(5,449)
Net proceeds from equity offerings	184,933	57,761	90,932
Notes payable repayments, including penalties for early extinguishment	(81,344)	—	(50,000)
Net proceeds from exercise of share options	2,643	313	1,803

Net cash provided by financing activities	74,696	245,427	253,089

Net increase (decrease) in cash and cash equivalents	(9,611)	12,764	3,783
Cash and cash equivalents at beginning of year	21,485	8,721	4,938

Cash and cash equivalents at end of year	$11,874	$21,485	$8,721

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$68,616	$57,499	$45,878

*	See Note 3 for the supplemental discussion of non-cash investing and financing activities, including the assumption of mortgage debt in conjunction with some of our real estate acquisitions.

See accompanying notes to the financial statements.

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

NOTE 1: NATURE OF BUSINESS

Washington Real Estate Investment Trust (“We” or “WRIT”), a Maryland real estate investment trust, is a self-administered, self-managed equity real estate investment trust, successor to a trust organized in 1960. Our business consists of the ownership and development of income-producing real estate properties in the greater Washington Metro region. We own a diversified portfolio of office buildings, medical office buildings, industrial/flex centers, multifamily buildings and retail centers.

Federal Income Taxes

We believe that we qualify as a real estate investment trust (REIT) under Sections 856-860 of the Internal Revenue Code and intend to continue to qualify as such. To maintain our status as a REIT, we are required to distribute 90% of our ordinary taxable income to our shareholders. When selling properties, we have the option of (a) reinvesting the sale price of properties sold, allowing for a deferral of income taxes on the sale, (b) paying out capital gains to the shareholders with no tax to the Company or (c) treating the capital gains as having been distributed to the shareholders, paying the tax on the gain deemed distributed and allocating the tax paid as a credit to the shareholders. In June 2008, two industrial properties, Sullyfield Center and The Earhart Building, were sold for a gain of $15.3 million. The proceeds from the sale were treated as a distribution to shareholders. In September 2007, Maryland Trade Centers I and II were sold for a gain of $25.0 million. The proceeds from the sale were reinvested in replacement properties. We did not dispose of any of our properties in 2006, and we distributed all of our 2008, 2007, and 2006 ordinary taxable income to our shareholders. Generally, no provisions for income taxes are necessary except for taxes on undistributed REIT taxable income and taxes on the income generated by our taxable REIT subsidiaries (“TRS”). A TRS is subject to corporate federal and state income taxes on its taxable income at regular statutory tax rates. There were no tax provisions or material deferred income tax items for our TRS for the three-year period ended December 31, 2008.

The following is a breakdown of the taxable percentage of our dividends for 2008, 2007 and 2006, respectively (unaudited):

	Ordinary Income	Return of Capital	Unrecaptured Section 1250 Gain	Capital Gain
2008	60%	18%	6%	16%
2007	90%	10%	0%	0%
2006	84%	16%	0%	0%

NOTE 2: ACCOUNTING POLICIES

We have adjusted the financial statements for the years ended December 31, 2008, 2007 and 2006 to reflect our adoption of the following new accounting pronouncements discussed further below within this footnote:

•

the retrospective application of the January 1, 2009 adoption of FASB Staff Position No. APB 14-1 (“FSP 14-1”), Accounting for Convertible Debt Instruments that may be Settled in Cash Upon Conversion, which has impacted the accounting for our convertible notes as discussed in the “New Accounting Pronouncements” section below and in Note 16 to the consolidated financial statements;

•

the retrospective application of the January 1, 2009 adoption of SFAS No. 160 (“FAS 160”), Noncontrolling Interests in Consolidated Financial Statements, which has impacted the presentation of our noncontrolling interests as discussed in the “New Accounting Pronouncements” section below; and

•

the retrospective application of the January 1, 2009 adoption of FASB Staff Position No. EITF 03-6-1 (“FSP 03-6-1”), Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which has impacted the presentation of the calculation of EPS as discussed in the “New Accounting Pronouncements” section below.

In addition we have reclassified certain amounts to discontinued operations in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, for a property classified as held for sale subsequent to December 31, 2008 as discussed further in the “Discontinued Operations” section below.

The information contained in the financial statements and notes thereto reflect only the adjustments described below and do not reflect events occurring after March 2, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

The information contained in the financial statements and notes thereto have not been updated for other changes or events since the filing of our 2008 10-K. For significant developments since the filing of our 2008 10-K, refer to subsequent Quarterly Reports on Form 10-Q.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Trust and its majority owned subsidiaries, after eliminating all intercompany transactions.

New Accounting Pronouncements

On May 9, 2008, the FASB issued FASB Staff Position No. APB 14-1 (“FSP 14-1”). This guidance clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. This guidance has significantly impacted the historical accounting of our convertible debt by requiring bifurcation of a component of the debt, classification of that component in shareholders’ equity, and then accretion of the resulting discount on the debt to result in interest expense equal to the issuer’s nonconvertible debt borrowing rate. Other than the impact on net income from the debt discount amortization, the calculation of earnings-per-share will not be affected. We adopted FSP 14-1 on January 1, 2009. The adoption of FSP 14-1 affected the accounting for our 3.875% convertible notes issued in 2006 and 2007 and due September 15, 2026.
FSP 14-1 required retrospective application, and has been applied to all periods presented in these historical consolidated financial statements. We further disclose the impact of the adoption on our consolidated financial statements in note 16 and have updated accordingly the relevant disclosures in notes 3, 6, 9, 12 and 13 and schedule III.

In December 2007, the FASB issued SFAS No. 160 (“FAS 160”), Noncontrolling Interests in Consolidated Financial Statements, which clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under the new standard noncontrolling interests are considered a component of total equity and are reported as an element of consolidated equity. Net income encompasses the total income of all consolidated subsidiaries and there is a separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests. Increases and decreases in the noncontrolling ownership interest amount are accounted for as equity transactions. We adopted FAS 160 effective for the fiscal year beginning January 1, 2009. The statement required retrospective application, and has been applied to all periods presented in these historical consolidated financial statements. As a result, all previous references to “minority interest” within these consolidated financial statements have been replaced with “noncontrolling interest.” In addition, we have changed the presentation of noncontrolling interests in our consolidated financial statements in accordance with FAS 160, as well as updated the applicable disclosures included in this footnote below and in notes 3, 12 and 13.

On June 16, 2008, the FASB issued FASB Staff Position No. EITF 03-6-1 (“FSP 03-6-1”). This guidance clarifies the accounting for unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents by requiring that such awards be included in the computation of earnings per share (“EPS”) pursuant to the two-class method. We adopted
FSP 03-6-1 for the fiscal year beginning January 1, 2009. FSP 03-6-1 required retrospective application, and has been applied to all periods presented in these consolidated financial statements. The adoption of FSP 03-6-1 did not have a material impact on our EPS calculation. However, we have updated the presentation of the details of the calculation of EPS included in this footnote in accordance with FSP 03-6-1.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. On February 12, 2007, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (the “FSP”). The FSP amends SFAS No. 157 to delay the effective date for all non-financial assets and non-financial liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis (i.e. at least annually). The FSP defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of the proposed FSP. The effective date of the statement related to those items not covered by the deferral (all financial assets and liabilities or non-financial assets and liabilities recorded at fair value on a recurring basis) is for fiscal years beginning after November 15, 2007. We do not have significant assets or liabilities recorded at fair value on a recurring basis, and therefore the adoption of this statement on January 1, 2008 did not have a material impact on our financial statements. However, this statement requires us to provide expanded disclosures of our valuation techniques.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We have not elected the fair value option for any assets or liabilities, and therefore the adoption of the statement did not have a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, a revision of SFAS No. 141. This statement changes the accounting for acquisitions by specifically eliminating the step acquisition model, changing the recognition of contingent consideration from being recognized when it is probable to being recognized at the time of acquisition, disallowing the capitalization of transaction costs, and delaying when restructuring related to acquisitions can be recognized. The standard is effective for fiscal years beginning after December 15, 2008, and will only impact the accounting for acquisitions we make after our adoption. The impact of this pronouncement on our financial statements is dependent on the volume of our acquisition activity in 2009 and beyond. We currently expect the most significant impact of this statement to be the treatment of transaction costs, which will be expensed as a period cost upon adoption of this statement.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of WRIT and its majority owned subsidiaries, after eliminating all intercompany transactions.

Revenue Recognition

Residential properties (our multifamily segment) are leased under operating leases with terms of generally one year or less, and commercial properties (our office, medical office, retail and industrial segments) are leased under operating leases with average terms of three to seven years. We recognize rental income and rental abatements from our residential and commercial leases when earned on a straight-line basis in accordance with SFAS No. 13, Accounting for Leases. Recognition of rental income commences when control of the facility has been given to the tenant. We record a provision for losses on accounts receivable equal to the estimated uncollectible amounts. This estimate is based on our historical experience and a review of the current status of the Company’s receivables. Percentage rents, which represent additional rents based on gross tenant sales, are recognized when tenants’ sales exceed specified thresholds.

In accordance with SFAS No. 66, Accounting for Sales of Real Estate, sales are recognized at closing only when sufficient down payments have been obtained, possession and other attributes of ownership have been transferred to the buyer and we have no significant continuing involvement.

We recognize cost reimbursement income from pass-through expenses on an accrual basis over the periods in which the expenses were incurred. Pass-through expenses are comprised of real estate taxes, operating expenses and common area maintenance costs which are reimbursed by tenants in accordance with specific allowable costs per tenant lease agreements.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable primarily represents amounts accrued and unpaid from tenants in accordance with the terms of the respective leases, subject to our revenue recognition policy. Receivables are reviewed monthly and reserves are established when, in the opinion of management, collection of the receivable is doubtful. Reserves are established for tenants whose rent payment history or financial condition casts doubt upon the tenant’s ability to perform under its lease obligation. When the collection of a receivable is deemed doubtful in the same quarter that the receivable was established, then the allowance for that receivable is recognized as an offset to real estate revenues. When a receivable that was initially established in a prior quarter is deemed doubtful, then the allowance is recognized as an operating expense. In addition to rents due currently, accounts receivable include amounts representing minimal rental income accrued on a straight-line basis to be paid by tenants over the remaining term of their respective leases.

Included in our accounts receivable balance as of December 31, 2008, is a notes receivable balance of $7.3 million, which represents the fair value of a note receivable acquired with 2445 M Street during the fourth quarter of 2008. The note receivable is from a prior tenant at that property. There was no notes receivable balance as of December 31, 2007.

Noncontrolling Interests in Subsidiaries

We entered into an operating partnership agreement with a member of the entity that previously owned Northern Virginia Industrial Park in conjunction with the acquisition of this property in May 1998. This resulted in a noncontrolling ownership interest in this property based upon defined company ownership units at the date of purchase. The operating partnership agreement was amended and restated in 2002 resulting in a reduced noncontrolling ownership percentage interest. We account for this activity by applying the noncontrolling owner’s percentage ownership interest to the net income of the property and reporting such amount in our net income attributable to noncontrolling interests.

In August 2007 we acquired a 0.8 acre parcel of land located at 4661 Kenmore Avenue, Alexandria, Virginia for future medical office development. The acquisition was funded by issuing operating partnership units in our operating partnership, which is a consolidated subsidiary of WRIT. This resulted in a noncontrolling ownership interest in this property based upon defined company operating partnership units at the date of purchase.

Net income from noncontrolling interests was $211,000, $216,900 and $204,100 for the years ended December 31, 2008, 2007 and 2006, respectively. None of the income from noncontrolling interests is attributable to discontinued operations or accumulated other comprehensive income. Quarterly distributions are made to the noncontrolling owners equal to the quarterly dividend per share for each operating partnership unit.

Income (loss) attributable to the controlling interests from continuing operations was $8.7 million, $26.2 million and $33.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The operating partnership units could have a dilutive impact on our earnings per share calculation. They were not dilutive for the years ended December 31, 2008, 2007 and 2006, and were not included in our earnings per share calculations for those years.

Deferred Financing Costs

External costs associated with the issuance or assumption of mortgages, notes payable and fees associated with the lines of credit are capitalized and amortized using the effective interest rate method or the straight-line method which approximates the effective interest rate method over the term of the related debt. As of December 31, 2008 and 2007 deferred financing costs of $20.3 million and $23.3 million, respectively, net of accumulated amortization of $8.1 million and $9.0 million, were included in prepaid expenses and other assets on the balance sheets. The amortization is included in interest expense in the accompanying statements of income. The amortization of debt costs included in interest expense totaled $3.6 million, $3.5 million and $1.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Deferred Leasing Costs

Costs associated with the successful negotiation of leases, both external commissions and internal direct costs, are capitalized and amortized on a straight-line basis over the terms of the respective leases. If an applicable lease terminates prior to the expiration of its initial lease term, the carrying amount of the costs are written-off to amortization expense. As of December 31, 2008 and 2007 deferred leasing costs of $31.3 million and $23.7 million, respectively, net of accumulated amortization of $10.4 million and $8.3 million, were included in prepaid expenses and other assets on the balance sheets. The amortization of deferred leasing costs included in amortization expense for properties classified as continuing operations totaled $3.6 million, $3.0 million and $2.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Real Estate and Depreciation

We depreciate buildings on a straight-line basis over estimated useful lives ranging from 28 to 50 years. We capitalize all capital improvement expenditures associated with replacements, improvements or major repairs to real property that extend its useful life and depreciate them using the straight-line method over their estimated useful lives ranging from three to 30 years. We also capitalize costs incurred in connection with our development projects, including capitalizing interest and other internal costs during periods in which qualifying expenditures have been made and activities necessary to get the development projects ready for their intended use are in progress. In addition, we capitalize tenant leasehold improvements when certain criteria are met, including when we supervise construction and will own the improvements. We depreciate all tenant improvements over the shorter of the useful life of the improvements or the term of the related tenant lease. Real estate depreciation expense from continuing operations for the years ended December 31, 2008, 2007 and 2006 was $69.1 million, $55.6 million and $44.0 million, respectively. Maintenance and repair costs that do not extend an asset’s life are charged to expense as incurred.

We capitalize interest costs incurred on borrowing obligations while qualifying assets are being readied for their intended use in accordance with SFAS No. 34, Capitalization of Interest Cost. Total interest expense capitalized to real estate assets related to development and major renovation activities was $2.3 million, $6.7 million and $3.8 million, for the years ended December 31, 2008, 2007 and 2006, respectively. Interest capitalized is amortized over the useful life of the related underlying assets upon those assets being placed into service.

We recognize impairment losses on long-lived assets used in operations and held for sale, development assets or land held for future development, if indicators of impairment are present and the net undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount and estimated undiscounted cash flows associated with future development expenditures. If such carrying amount is in excess of the estimated cash flows from the operation and disposal of the property, we would recognize an impairment loss equivalent to an amount required to adjust the carrying amount to the estimated fair value. During 2008, we expensed $0.6 million, included in general and administrative expenses, related to development projects no longer considered probable. There were no property impairments recognized during the periods ended December 31, 2007 and 2006.

We allocate the purchase price of acquired properties to the related physical assets and in-place leases based on their fair values, in accordance with SFAS No. 141, Business Combinations. The total acquisition cost comprises the acquisition-date fair value of all assets transferred, equity issued, and liabilities assumed. The fair values of acquired buildings are determined on an “as-if-vacant” basis considering a variety of factors, including the physical condition and quality of the buildings, estimated rental and absorption rates, estimated future cash flows and valuation assumptions consistent with current market conditions. The “as-if-vacant” fair value is allocated to land, building and tenant improvements based on property tax assessments and other relevant information obtained in connection with the acquisition of the property. No goodwill was recorded on our acquisitions for the years ended December 31, 2008, 2007 and 2006.

The fair value of in-place leases consists of the following components – (a) the estimated cost to us to replace the leases, including foregone rents during the period of finding a new tenant and foregone recovery of tenant pass-throughs (referred to as “absorption cost”), (b) the estimated cost of tenant improvements, and other direct costs associated with obtaining a new tenant (referred to as “tenant origination cost”); (c) estimated leasing commissions associated with obtaining a new tenant (referred to as “leasing commissions”); (d) the above/at/below market cash flow of the leases, determined by comparing the projected cash flows of the leases in place to projected cash flows of comparable market-rate leases (referred to as “net lease intangible”); and (e) the value, if any, of customer relationships, determined based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant (referred to as “customer relationship value”). We have attributed no value to customer relationship value as of December 31, 2008 or 2007.

The amounts used to calculate net lease intangible are discounted using an interest rate which reflects the risks associated with the leases acquired. Tenant origination costs are included in income producing property on our balance sheet and are amortized as depreciation expense on a straight-line basis over the remaining life of the underlying leases. Leasing commissions and absorption costs are classified as other assets and are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. Net lease intangible assets are classified as other assets and are amortized on a straight-line basis as a decrease to real estate rental revenue over the remaining term of the underlying leases. Net lease intangible liabilities are classified as other liabilities and are amortized on a straight-line basis as an increase to real estate rental revenue over the remaining term of the underlying leases. Should a tenant terminate its lease, the unamortized portion of the tenant origination cost, leasing commissions, absorption costs and net lease intangible associated with that lease are written off.

Balances, net of accumulated depreciation or amortization, as appropriate, of the components of the fair value of in-place leases at December 31, 2008 and 2007 are as follows (in millions):

	December 31,
	2008			2007
	Gross Carrying Value	Accumulated Amortization	Net	Gross Carrying Value	Accumulated Amortization	Net
Tenant origination costs	$40.9	$16.1	$24.8	$31.3	$10.9	$20.4
Leasing commissions/absorption costs	$50.7	$16.3	$34.4	$33.8	$8.8	$25.0
Net lease intangible assets	$9.8	$5.4	$4.4	$8.9	$4.3	$4.6
Net lease intangible liabilities	$33.0	$10.3	$22.7	$23.5	$6.3	$17.2

Amortization of these components combined was $11.2 million, $9.0 million and $4.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. In addition, we have a below-market ground lease intangible asset from a 2007 acquisition with gross and net carrying values of $12.1 million and $11.9 million, respectively, as of December 31, 2008. No value had been assigned to customer relationship value at December 31, 2008 or December 31, 2007.

Discontinued Operations

We classify properties as held for sale when they meet the necessary criteria specified by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and EITF 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations (“FAS 144”). These include: (a) senior management commits to and actively embarks upon a plan to sell the assets, (b) the sale is expected to be completed within one year under terms usual and customary for such sales and (c) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Depreciation on these properties is discontinued, but operating revenues, operating expenses and interest expense continue to be recognized until the date of sale.

Under SFAS No. 144, revenues and expenses of properties that are either sold or classified as held for sale are presented as discontinued operations for all periods presented in the consolidated statements of income. Interest on debt that can be identified as specifically attributed to these properties is included in discontinued operations. We do not have significant continuing involvement in the operations of any of our disposed properties.

In March 2009, we concluded that Charleston Business Center, an industrial property, met the criteria specified in FAS 144 necessary for classification as held for sale. Therefore, we have classified certain amounts relating the Charleston Business Center as discontinued operations and assets and liabilities held for sale in our historical consolidated financial statements, as well as updated the impacted disclosures included in notes 2, 3, 10, 12 and 13 to the consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include investments readily convertible to known amounts of cash with original maturities of 90 days or less.

Restricted Cash

Restricted cash at December 31, 2008 and December 31, 2007 consisted of $18.8 million and $6.0 million, respectively, in funds escrowed for tenant security deposits, real estate tax, insurance and mortgage escrows and escrow deposits required by lenders on certain of our properties to be used for future building renovations or tenant improvements.

Assets and Liabilities Measured at Fair Value

For assets and liabilities measured at fair value on a recurring basis, SFAS No. 157, Fair Value Measurements, requires quantitative disclosures about the fair value measurements separately for each major category of assets and liabilities. The only assets or liabilities the Company has at December 31, 2008 that are recorded at fair value on a recurring basis are the assets held in the Supplemental Executive Retirement Program (“SERP”) and an interest rate hedge contract. The Company’s valuations related to these items are based on assumptions derived from significant other observable inputs and accordingly fall into Level 2 in the fair value hierarchy. The fair value of these assets and liabilities at December 31, 2008 is as follows (in millions):

	December 31, 2008
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
SERP	$0.6	$—	$0.6	$—
Liabilities:
Derivative	$2.3	$—	$2.3	$—

Derivative Instruments

In February 2008, we entered into an interest rate swap with a notional amount of $100 million that qualifies as a cash flow hedge under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (see Note 6 for further details). We enter into interest rate swaps to manage our exposure to variable rate interest risk. We do not purchase derivatives for speculation. Our cash flow hedges are recorded at fair value. The effective portion of changes in fair value of cash flow hedges is recorded in other comprehensive income. The ineffective portion of changes in fair value of cash flow hedges is recorded in earnings in the period affected. We assess effectiveness of our cash flow hedges both at inception and on an ongoing basis. The hedge was deemed effective for the year ended December 31, 2008. We did not have any cash flow hedges during 2007 or 2006.

Derivative instruments expose us to credit risk in the event of non-performance by the counterparty under the terms of the interest rate hedge agreement. We believe that we minimize our credit risk on these transactions by dealing with major, creditworthy financial institutions. As part of our on-going control procedures, we monitor the credit ratings of counterparties and our exposure to any single entity, thus minimizing our credit risk concentration.

Stock Based Compensation

We previously maintained a Share Grant Plan and Incentive Stock Option Plans as described in Note 7, and pursuant to those plans we made restricted share grants and granted share options to officers, eligible employees and trustees in 2006 and prior. In March 2007, the WRIT Board of Trustees adopted, and in July 2007 WRIT shareholders approved, the Washington Real Estate Investment Trust 2007 Omnibus Long-Term Incentive Plan (“2007 Plan”). This plan replaced the Share Grant Plan, which formally expired on December 15, 2007, as well as the Incentive Stock Option Plans. The 2007 Plan provides for the award to WRIT’s trustees, officers and non-officer employees of restricted shares, restricted share units, options and other awards up to an aggregate of 2,000,000 shares over the ten year period in which the plan will be in effect. The shares and options granted pursuant to the Share Grant Plan and the Incentive Stock Option Plan were not affected by the adoption of the 2007 Plan.

Under the plans above, officer and non-officer employee share grants vesting over five years vest in annual installments commencing one year after the date of grant, and share grants vesting over three years vest twenty-five percent from date of grant in years one and two and fifty percent in year three. Officer performance share units, granted under an amendment to the Share Grant Plan, cliff vest at the end of a three year performance period. Trustee share grants are fully vested immediately upon date of share grant and are restricted from transferability for the period of the trustee’s service.

If an award under the Share Grant Plan is forfeited or an award of options granted under the Incentive Stock Option Plan expires without being exercised, the shares covered by those awards will not be available for issuance under the 2007 Plan. If an award under the 2007 Plan of restricted shares or restricted share units is forfeited or an award of options or any other rights granted under the 2007 Plan expires without being exercised, the shares covered by any such award would again become available for issuance under new awards.

Compensation expense is recognized for share grants over the vesting period equal to the fair market value of the shares on the date of grant. Compensation cost for restricted performance share units is initially measured at fair value at the issuance date as payouts are probable, is remeasured at subsequent reporting dates until all award conditions are established and a grant date has occurred, and is amortized to expense over the service period. Compensation expense for the trustee grants, which fully vest immediately, is fully recognized upon issuance based upon the fair market value of the shares on the date of grant. The unvested portion of officer and non-officer employee share grants is recognized in compensation cost over the vesting period.

Unvested shares are forfeited upon an employee’s termination except for employees eligible for retirement whose unvested shares fully vest upon retirement. For shares granted to employees who are eligible for retirement or will become eligible for retirement during the vesting period, compensation cost is recognized through the date that the employee is no longer required to provide service to earn the award (e.g. the date the employee is eligible to retire).

As noted above, stock options were historically issued to officers, non-officer key employees and trustees under the Incentive Stock Option Plans. They were last issued to officers in 2002, to non-officer key employees in 2003 and to trustees in 2004. The options vested over a 2-year period in annual installments commencing one year after the date of grant, except for trustee options which vested immediately upon the date of grant. All stock options were issued prior to the adoption of SFAS No. 123(R) and were accounted for in accordance with APB No. 25, whereby if options are priced at fair market value or above at the date of grant and if other requirements are met then the plans are considered fixed and no compensation expense is recognized. Accordingly, we have recognized no compensation cost for stock options.

Earnings per Common Share

We calculate basic and diluted earnings per share in accordance with SFAS No. 128, Earnings per Share. “Basic earnings per share” excludes dilution and is computed by dividing net income attributable to the controlling interest by the weighted-average number of common shares outstanding for the period. During 2009, we adopted FSP EITF 03-6-1, which prescribed that unvested share-based payment awards with non-forfeitable rights to dividends or dividend equivalents be included in the computation of earnings per share pursuant to the two-class method. Our unvested restricted share awards have non-forfeitable rights to dividends. Pursuant to FSP EITF 03-6-1, our unvested restricted share awards are considered participating securities and are included in the computation of our basic and diluted earnings per share if the effect of applying the if-converted method is dilutive. Other sources of potentially dilutive common shares are our operating partnership units, performance share units and senior convertible notes. These were not dilutive for the years ended December 31, 2008, 2007 and 2006, respectively.

The following table sets forth the computation of basic and diluted earnings per share (dollars in thousands; except per share data):

	Year Ended December 31, 2008
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic earnings:
Income from continuing operations	$8,948	49,138	$0.18
Less: Net income attributable to noncontrolling interests	(211)	49,138	—
Allocation of undistributed earnings to unvested restricted share awards and units	(98)	49,138	—

Income from continuing operations attributable to the controlling interests	8,639	49,138	0.18
Income from discontinued operations, including gain on sale of real estate	18,345	49,138	0.37

Net income attributable to the controlling interests	$26,984	49,138	$0.55

Effect of dilutive securities:
Employee stock options	—	79
Diluted earnings:
Income from continuing operations attributable to the controlling interests	$8,639	49,217	$0.18
Income from discontinued operations, including gain on sale of real estate	18,345	49,217	0.37

Net income attributable to the controlling interests	$26,984	49,217	$0.55

	Year Ended December 31, 2007
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic earnings:
Income from continuing operations	$26,432	45,911	$0.58
Less: Net income attributable to noncontrolling interests	(217)	45,911	—
Allocation of undistributed earnings to unvested restricted share awards and units	(256)	45,911	(0.01)

Income from continuing operations attributable to the controlling interests	25,959	45,911	0.57
Income from discontinued operations, including gain on sale of real estate	31,236	45,911	0.68

Net income attributable to the controlling interests	$57,195	45,911	$1.25

Effect of dilutive securities:
Employee stock options	—	138
Diluted earnings:
Income from continuing operations attributable to the controlling interests	$25,959	46,049	$0.56
Income from discontinued operations, including gain on sale of real estate	31,236	46,049	0.68

Net income attributable to the controlling interests	$57,195	46,049	$1.24

	Year Ended December 31, 2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic earnings:
Income from continuing operations	$33,779	43,679	$0.77
Less: Net income attributable to noncontrolling interests	(204)	43,679	—
Allocation of undistributed earnings to unvested restricted share awards and units	(107)	43,679	—

Income from continuing operations attributable to the controlling interests	33,468	43,679	0.77
Income from discontinued operations	4,478	43,679	0.10

Net income attributable to the controlling interests	$37,946	43,679	$0.87

Effect of dilutive securities:
Employee stock options	—	162
Diluted earnings:
Income from continuing operations attributable to the controlling interests	$33,468	43,841	$0.77
Income from discontinued operations	4,478	43,841	0.10

Net income attributable to the controlling interests	$37,946	43,841	$0.87

Accounting for Uncertainty in Income Taxes

FASB Interpretation No. 48, Accounting for Income Taxes (“FIN 48”), an interpretation of SFAS No. 109, Accounting for Income Taxes, prescribes how we should recognize, measure and present in our financial statements uncertain tax positions that have been taken or are expected to be taken in a tax return. Pursuant to FIN 48, we recognize a tax benefit only if it is “more likely than not” that a particular tax position will be sustained upon examination or audit. To the extent that the “more likely than not” standard has been satisfied, the benefit associated with a tax position is measured as the largest amount that is greater than 50% likely of being recognized upon settlement. We have not recognized any uncertain tax provisions for the three-year period ended December 31, 2008.

We are subject to U.S. federal income tax as well as income tax of the states of Maryland and Virginia, and the District of Columbia, but as a REIT, we generally are not subject to income tax on our net income distributed as dividends to our shareholders.

Tax returns filed for 2005 through 2008 tax years are subject to examination by taxing authorities. We classify interest and penalties related to uncertain tax positions, if any, in our financial statements as a component of general and administrative expense.

Use of Estimates in the Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Other Comprehensive Income (Loss)

We recorded other comprehensive loss of $2.3 million for the year ended December 31, 2008 to account for the change in valuation of an interest rate swap agreement that qualifies as a cash flow hedge under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. We recorded no other comprehensive income for the years ending December 31, 2008 and 2007.

NOTE 3: REAL ESTATE INVESTMENTS

Continuing Operations

Our real estate investment portfolio, at cost, consists of properties located in Maryland, Washington, D.C. and Virginia as follows (in thousands):

	December 31,
	2008	2007
Office	$1,014,771	$817,508
Medical office	367,651	354,485
Retail	266,897	257,966
Multifamily	316,837	212,522
Industrial/flex	314,596	300,014

	$2,280,752	$1,942,495

The amounts above reflect properties classified as continuing operations, which means they are to be held and used in rental operations (income producing property).

We have several properties that were recently in development in our office and multifamily segments. In the office segment, Dulles Station, Phase I was placed into service during the third quarter of 2008. Dulles Station, Phase II remains in development. In the multifamily segment, Bennett Park was substantially completed in the fourth quarter of 2007, and the Clayborne Apartments were substantially completed in the first quarter of 2008. In the medical office segment, we have land under development at 4661 Kenmore Avenue.

The cost of our real estate portfolio in development as of December 31, 2008 and 2007 is illustrated below (in thousands):

	December 31,
	2008	2007
Office	$18,453	$56,475
Medical office	4,815	4,016
Retail	239	74
Multifamily	225	38,031
Industrial/flex	—	—

	$23,732	$98,596

Our results of operations are dependent on the overall economic health of our markets, tenants and the specific segments in which we own properties. These segments include general purpose office, medical office, retail, multifamily and industrial. All segments are affected by external economic factors, such as inflation, consumer confidence, unemployment rates, etc. as well as changing tenant and consumer requirements. Because the properties are located in the Washington metro region, the Company is subject to a concentration of credit risk related to these properties.

As of December 31, 2008 no single property or tenant accounted for more than 10% of total assets or total real estate rental revenue.

Properties we acquired during the years ending December 31, 2008, 2007 and 2006 are as follows:

Acquisition Date	Property	Type	Rentable Square Feet (unaudited)	Contract Purchase Price (In thousands)
February 22, 2008	6100 Columbia Park Road	Industrial/Flex	150,000	$11,200
May 21, 2008	Sterling Medical Office Building	Medical Office	36,000	6,500
September 3, 2008	Kenmore Apartments (374 units)	Multifamily	269,000	58,300
December 2, 2008	2445 M Street	Office	290,000	181,400

		Total 2008	745,000	$257,400

February 8, 2007	270 Technology Park	Industrial/Flex	157,000	$26,500
March 1, 2007	Monument II	Office	205,000	78,200
March 9, 2007	2440 M Street	Medical Office	110,000	50,000
June 1, 2007	Woodholme Medical Office Building	Medical Office	125,000	30,800
June 1, 2007	Woodholme Center	Office	73,000	18,200
June 1, 2007	Ashburn Farm Office Park	Medical Office	75,000	23,000
August 16, 2007	CentreMed I & II	Medical Office	52,000	15,300
August 30, 2007	4661 Kenmore Avenue	Land for Development	n/a	3,750
December 4, 2007	2000 M Street	Office	227,000	73,500

		Total 2007	1,024,000	$319,250

February 15, 2006	Hampton Overlook	Industrial/Flex	134,000	$10,040
February 15, 2006	Hampton South	Industrial/Flex	168,000	13,060
April 11, 2006	Alexandria Professional Center	Medical Office	113,000	26,900
April 13, 2006	9707 Medical Center Drive	Medical Office	38,000	15,800
April 29, 2006	15001 Shady Grove Rd	Medical Office	51,000	21,000
May 16, 2006	Montrose Shopping Center	Retail	143,000	33,200
May 16, 2006	Randolph Shopping Center	Retail	82,000	17,100
May 26, 2006	9950 Business Parkway	Industrial/Flex	102,000	11,700
June 22, 2006	Plumtree Medical Center	Medical Office	33,000	7,700
July 12, 2006	15005 Shady Grove Road	Medical Office	52,000	22,500
August 11, 2006	6565 Arlington Blvd	Office	140,000	30,000
August 25, 2006	West Gude Drive	Office	289,000	57,000
August 25, 2006	The Ridges	Office	104,000	25,000
August 25, 2006	The Crescent	Office	49,000	12,000

		Total 2006	1,498,000	$303,000

We accounted for these acquisitions using the purchase method of accounting. As discussed in Note 2, we allocate the purchase price to the related physical assets (land, building and tenant improvements) and in-place leases (absorption, tenant origination costs, leasing commissions, and net lease intangible assets/liabilities) based on their fair values in accordance with SFAS No. 141, Business Combinations. The results of operations of the acquired properties are included in the income statement as of their respective acquisition date.

We have allocated the total purchase price of the above acquisitions as follows (in millions):

	Allocation of Purchase Price
	2008	2007	2006
Land	$80.8	$43.0	$68.8
Buildings	140.1	258.6	219.6
Tenant origination costs	10.4	11.8	7.5
Leasing commissions/Absorption costs	18.2	17.7	8.9
Net lease intangible assets	1.8	0.4	2.3
Net lease intangible liabilities	(10.4)	(10.5)	(4.1)
Furniture, fixtures & equipment	1.0	—	—
Discount on assumed mortgage	10.1	—	—

Total*	$252.0	$321.0	$303.0

*	Additional settlement costs, closing costs and adjustments are included in the basis for 2008, 2007 and 2006.

A note receivable with a fair value of $7.3 million was acquired in conjunction with 2445 M Street and is recorded separately as a note receivable in accounts receivable and other assets on the consolidated balance sheets.

The weighted remaining average life in months for the components above, other than land and building, are 113 months for tenant origination costs, 106 months for leasing commissions/absorption costs, 111 months for net lease intangible assets, 99 months for net lease intangible liabilities, and 57 months for furniture, fixtures and equipment.

The acquisition of 2000 M Street on December 4, 2007 included a ground lease with 62 years remaining. The terms include a fixed annual payment as well as an additional contingent amount based on the excess of gross income over predetermined levels.

The difference in total 2008 contract purchase price of properties acquired of $257.4 million and the acquisition cost per the consolidated statements of cash flows of $168.2 million is primarily the $101.9 million mortgage note assumed, offset by cash escrow accounts acquired totaling $11.4 million, both related to the 2445 M Street purchase. The remaining difference of $1.3 million is for additional settlement costs, closing costs and non-cash adjustments on all 2008 acquisitions. The difference in total 2007 contract purchase price of properties acquired of $319.3 million and the acquisition cost per the consolidated statements of cash flows of $294.2 million is the $26.8 million in mortgages assumed on the acquisitions of Woodholme Medical Office Building, Woodholme Center and Ashburn Farm Office Park, offset by $1.7 million for additional settlement costs, closing costs and adjustments on all acquisitions. The difference in total 2006 contract purchase price of properties acquired of $303.0 million and the acquisition cost per the consolidated statements of cash flows of $226.5 million is the $76.5 million in mortgages assumed on the acquisitions of 9707 Medical Center Drive, Plumtree Medical Center, 15005 Shady Grove Road, West Gude Drive, The Ridges and The Crescent.

The following unaudited pro-forma combined condensed statements of operations set forth the consolidated results of operations for the years ended December 31, 2008 and 2007 as if the above described acquisitions had occurred at the beginning of the period of acquisition and the same period in the year prior to the acquisition. The unaudited pro-forma information does not purport to be indicative of the results that actually would have occurred if the acquisitions had been in effect for the years ended December 31, 2008 and December 31, 2007. The unaudited data presented is in thousands, except per share data.

	Year Ended December 31,
	2008	2007
Real estate revenues	$302,791	$278,396
Income attributable to the controlling interests from continuing operations	$11,994	$31,006
Net income attributable to the controlling interests	$30,339	$62,242
Diluted earnings attributable to the controlling interests per share	$0.62	$1.35

Discontinued Operations

We dispose of assets (sometimes using tax-deferred exchanges) that no longer meet our long-term strategy or return objectives and where market conditions for sale are favorable. The proceeds from the sales may be reinvested into other properties, used to fund development operations or to support other corporate needs, or distributed to our shareholders. Properties are considered held for sale when they meet the criteria specified by SFAS No. 144 (see Note 2 – Discontinued Operations). Depreciation on these properties is discontinued at that time, but operating revenues, other operating expenses and interest continue to be recognized until the date of sale. We had one property classified as held for sale at December 31, 2008 and three held for sale at December 31, 2007, as follows (in thousands):

	December 31,
	2008	2007
Industrial/Flex properties	$4,935	$35,226
Multifamily property	17,227	16,951

Total	$22,162	$52,177
Less accumulated depreciation	(5,754)	(11,673)

	$16,408	$40,504

Properties that were sold or classified as held for sale during the three years ending December 31, 2008 and during 2009 are as follows:

Disposition Date	Property	Type	Rentable Square Feet (unaudited)	Contract Sale Price (in thousands)
	Charleston Business Center	Industrial	85,000	Held for sale
June 6, 2008	Sullyfield Center/The Earhart Building	Industrial	336,000	$41,100
	Avondale	Multifamily	342,000	Held for sale

		Total 2008	678,000	$41,100

September 26, 2007	Maryland Trade Center I & II	Office	342,000	$58,000

		Total 2007	342,000	$58,000

We sold two properties and classified one property as held for sale in 2008. The two sold properties, Sullyfield Center and The Earhart Building, were classified as held for sale in November 2007, and sold on June 6, 2008. They were sold for a contract sales price of $41.1 million, and we recognized a gain on sale of $15.3 million, in accordance with SFAS No. 66, Accounting for Sales of Real Estate.

In September 2008, we concluded that Avondale, a multifamily property, met the criteria specified in SFAS No. 144 necessary for classification as held for sale.

In March 2009, we concluded that Charleston Business Center, an industrial property, met the criteria specified in SFAS No. 144 necessary for classification as held for sale. Senior management has committed to, and actively embarked upon, a plan to sell this asset, and the sale is expected to be completed within one year under terms usual and customary for such sales, with no indication that the plan will be significantly altered or abandoned. Depreciation on this property was discontinued as of the date it was classified as held for sale, but operating revenues and other operating expenses continue to be recognized until the date of sale. Under SFAS No. 144, revenues and expenses of properties that are classified as held for sale or sold are treated as discontinued operations for all periods presented in the statements of income.

We sold two properties in 2007. The two sold properties, Maryland Trade Centers I and II, were classified as held for sale as of March 31, 2007 and sold on September 26, 2007. They were sold for a contract sales price of $58.0 million, and we recognized a gain on disposal of $25.0 million, in accordance with SFAS No. 66. $15.3 million of the proceeds from the disposition was used to fund the purchase of CentreMed I & II on August 16, 2007 in a reverse tax free property exchange, and $40.1 million of the proceeds from the disposition were escrowed in a tax free property exchange account and subsequently used to fund a portion of the purchase price of 2000 M Street on December 4, 2007.

Operating results of the properties classified as discontinued operations are summarized as follows (in thousands):

	Operating Income For the Year Ending December 31,
	2008	2007	2006
Revenues	$5,872	$13,285	$14,671
Property expenses	(2,232)	(5,085)	(5,680)
Depreciation and amortization	(570)	(1,986)	(3,933)
Interest expense	—	—	(580)

	$3,070	$6,214	$4,478

Operating income by each property classified as discontinued operations is summarized below (in thousands):

		Operating Income For the Year Ending December 31,
Property	Segment	2008	2007	2006
Maryland Trade Center I & II	Office	$—	$2,474	$1,841
Sullyfield Center	Industrial	1,070	1,492	570
The Earhart Building	Industrial	421	754	630
Charleston Business Center	Industrial	718	710	643
Avondale	Multifamily	861	784	794

		$3,070	$6,214	$4,478

NOTE 4: MORTAGE NOTES PAYABLE

	December 31,
	2008	2007
On September 27, 1999, we executed a $50.0 million mortgage note payable secured by Munson Hill Towers, Country Club Towers, Roosevelt Towers, Park Adams Apartments and the Ashby of McLean. The mortgage bears interest at 7.14% per annum and interest only is payable monthly until October 1, 2009, at which time all unpaid principal and interest are payable in full.	$50,000	$50,000
On October 9, 2003, we assumed a $36.1 million mortgage note payable and a $13.7 million mortgage note payable as partial consideration for our acquisition of Prosperity Medical Center. The mortgages bear interest at 5.36% per annum and 5.34% per annum respectively. Principal and interest are payable monthly until May 1, 2013, at which time all unpaid principal and interest are payable in full.	45,811	46,644
On August 12, 2004, we assumed a $10.1 million mortgage note payable with an estimated fair value* of $11.2 million, as partial consideration for our acquisition of Shady Grove Medical Village II. The mortgage bears interest at 6.98% per annum. Principal and interest are payable monthly until December 1, 2011, at which time all unpaid principal and interest are payable in full.	9,992	10,286
On December 22, 2004, we assumed a $15.6 million mortgage note payable with an estimated fair value* of $17.8 million, and a $3.9 million mortgage note payable with an estimated fair value* of $4.2 million as partial consideration for our acquisition of Dulles Business Park. The mortgages bear interest at 7.09% per annum and 5.94% per annum, respectively. Principal and interest are payable monthly until August 10, 2012, at which time all unpaid principal and interest are payable in full.	19,610	20,235

On March 23, 2005, we assumed a $24.3 million mortgage note payable with an estimated fair value* of $25.0 million as partial consideration for our acquisition of Frederick Crossing. The mortgage bears interest at 5.95% per annum. Principal and interest are payable monthly until January 1, 2013, at which time all unpaid principal and interest are payable in full.	23,304	23,783
On April 13, 2006, we assumed a $5.7 million mortgage note payable as partial consideration for the acquisition of 9707 Medical Center Drive. The mortgage bears interest at 5.32% per annum. Principal and interest are payable monthly until July 1, 2028, at which time all unpaid principal and interest are payable in full.	5,278	5,428
On June 22, 2006, we assumed a $4.9 million mortgage note payable as partial consideration for the acquisition of Plumtree Medical Center. The mortgage bears interest at 5.68% per annum. Principal and interest are payable monthly until March 11, 2013, at which time all unpaid principal and interest are payable in full.	4,684	4,762
On July 12, 2006, we assumed an $8.8 million mortgage note payable as partial consideration for the acquisition of 15005 Shady Grove Road. The mortgage bears interest at 5.73% per annum. Principal and interest are payable monthly until March 11, 2013, at which time all unpaid principal and interest are payable in full.	8,468	8,613
On August 25, 2006, we assumed a $34.2 million mortgage note payable as partial consideration for the acquisition of 20-50 West Gude Drive. The mortgage bears interest at 5.86% per annum. Principal and interest are payable monthly until February 11, 2013, at which time all unpaid principal and interest are payable in full.	32,815	33,417
On August 25, 2006, we assumed a $23.1 million mortgage note payable as partial consideration for the acquisition of The Crescent and The Ridges. The mortgage bears interest at 5.82%** per annum. Principal and interest are payable monthly until August 11, 2033** at which time all unpaid principal and interest are payable in full. The note may be repaid without penalty on August 11, 2010.	22,277	22,641
On June 1, 2007, we assumed a $21.2 million mortgage note payable as partial consideration for the acquisition of Woodholme Medical Office Building. The mortgage bears interest at 5.29% per annum. Principal and interest are payable monthly until November 1, 2015, at which time all unpaid principal and interest are payable in full.	20,897	21,176
On June 1, 2007, we assumed a $3.1 million mortgage note payable and a $3.0 million mortgage note payable as partial consideration for our acquisition of the Ashburn Farm Office Park. The mortgages bear interest at 5.56% per annum and 5.69% per annum, respectively. Principal and interest are payable monthly until May 31, 2025 and July 31, 2023, respectively, at which time all unpaid principal and interest are payable in full.	5,291	5,499
On May 29, 2008, we executed three mortgage notes payable totaling $81.0 million secured by 3801 Connecticut Avenue, Walker House and Bethesda Hill. The mortgages bear interest at 5.71% per annum and interest only is payable monthly until May 31, 2016, at which time all unpaid principal and interest are payable in full.	81,029	—
On December 2, 2008, we assumed a $101.9 million mortgage note payable with an estimated fair value* of $91.7 million as partial consideration for the acquisition of 2445 M Street. The mortgage bears interest at 5.62% per annum. Interest is payable monthly until January 6, 2017, at which time all unpaid principal and interest are payable in full.	91,830	—

	$421,286	$252,484

*	The fair value of the mortgage notes payable was estimated upon acquisition by WRIT based upon market information and data, such as dealer quotes for instruments with similar terms and maturities. There is no notation when the fair value at the inception of the mortgage is the same as the carrying value.

**	If the loan is not repaid on August 11, 2010, from and after August 11, 2010, the interest rate adjusts to one of the following rates: (i) the greater of (A)10.82% or (B) the Treasury Rate (determined as of August 11, 2010, and defined as the yield calculated using linear interpolation approximating the period from August 11, 2010 to August 11, 2033 on the basis of Federal Reserve Stat. Release H.15-Selected Interest Rates under the heading U.S .Governmental Security/Treasury Constant Maturities) plus 5%; or (ii) if the Note is an asset of an entity formed for purposes of securitization and pursuant thereto securities rated by a rating agency have been issued, then the rate will equal: the greater of (A) 7.82% or (B) the Treasury Rate plus 2%. Due to the high probability that the mortgage will be paid off on August 11, 2010, that date is reflected in the future maturities schedule.

Total carrying amount of the above mortgaged properties was $666.0 million and $449.3 million at December 31, 2008 and 2007, respectively. Scheduled principal payments during the five years subsequent to December 31, 2007 and thereafter are as follows (in thousands):

Principal Payments
2009	$53,725
2010	25,424
2011	12,812
2012	20,800
2013	106,032
Thereafter	210,598

429,391
Net discounts/premiums	(8,105)

Total	$421,286

NOTE 5: UNSECURED LINES OF CREDIT PAYABLE

As of December 31, 2008, we maintained a $75.0 million unsecured line of credit maturing in June 2011 (“Credit Facility No. 1”) and a $262.0 million unsecured line of credit maturing in November 2010 (“Credit Facility No. 2”).

Credit Facility No. 1

We had no balance outstanding as of December 31, 2008 related to Credit Facility No. 1, and $5.4 million in letters of credit issued, with $69.6 million unused and available for subsequent acquisitions or capital improvements. We had $70.0 million outstanding under this facility at December 31, 2007. During 2008, we borrowed $40.0 million to partially fund an acquisition. $110.0 million of gross borrowing was repaid during 2008 with proceeds from the May 2008 and September 2008 equity offerings, as well as the proceeds from the sale of Sullyfield Center and the Earhart Building.

Borrowings under the facility bear interest at our option of LIBOR plus a spread based on the credit rating on our publicly issued debt or the higher of SunTrust Bank’s prime rate and the Federal Funds Rate in effect plus 0.5%. All outstanding advances are due and payable upon maturity in June 2011. Interest only payments are due and payable generally on a monthly basis. For the years ended December 31, 2008 and 2007, we recognized interest expense (excluding facility fees) of $1.6 million and $0.8 million representing an average interest rate of 5.16% and 5.52%, respectively.

In addition, we pay a facility fee based on the credit rating of our publicly issued debt which currently equals 0.15% per annum of the $75.0 million committed capacity, without regard to usage. Rates and fees may be adjusted up or down based on changes in our senior unsecured credit ratings. For the years ended December 31, 2008 and 2007, we incurred facility fees of $103,800 and $53,700, respectively.

Credit Facility No. 2

We had $67.0 million outstanding as of December 31, 2008 related to Credit Facility No. 2, and $0.9 million in letters of credit issued, with $194.1 million unused and available for subsequent acquisitions or capital improvements. $122.5 million was outstanding under this facility at December 31, 2007. During 2008, we borrowed $96.0 million to fund acquisitions and $29.0 million to fund a repurchase of convertible debt, development costs and general capital improvements to real estate. We repaid $180.5 million of gross borrowing in 2008 with proceeds from the May 2008 and September 2008 equity offerings.

Advances under this agreement bear interest at our option of LIBOR plus a spread based on the credit rating of our publicly issued debt or the higher of Wells Fargo Bank’s prime rate and the Federal Funds Rate in effect plus 0.5%. All outstanding advances are due and payable upon maturity in November 2010. Interest only payments are due and payable generally on a monthly basis. For the years ended December 31, 2008, 2007 and 2006, we recognized interest expense (excluding facility fees) of $3,049,000, $4,579,000 and $48,000 representing an average interest rate of 4.94%, 5.77% and 5.86%, respectively.

Currently, Credit Facility No. 2 requires us to pay the lender a facility fee on the total commitment of 0.15% per annum. These fees are payable quarterly. For the years ended December 31, 2008, 2007 and 2006, we incurred facility fees of $393,400, $304,200 and $50,000, respectively.

Credit Facility No. 3

Credit Facility No. 3 was an $85.0 million line of credit with Bank One, NA (now J.P. Morgan) and Wells Fargo Bank, National Association that was terminated on November 2, 2006 and replaced with Credit Facility No. 2. There were no outstanding advances payable under the facility upon the termination of the agreement in November 2006. Advances under this agreement bore interest at LIBOR plus a spread based on the credit rating of our publicly issued debt. Interest only payments were due and payable generally on a monthly basis. For the year ended December 31, 2006, we recognized interest expense (excluding unused commitment and facility fees) of $684,000 on Credit Facility No. 3, representing an average interest rate of 5.71% per annum.

Credit Facility No. 3 required us to pay the lender a facility fee on the total commitment of 0.15% per annum, based on the credit rating on our publicly issued debt. These fees were payable quarterly. For the year ended December 31, 2006, we incurred facility fees of $108,000.

Credit Facility No. 4

Credit Facility No. 4 was a $70.0 million line of credit that was terminated on June 29, 2007 and replaced by Credit Facility No. 1. At December 31, 2006, $28.0 million was outstanding under this facility, which was repaid during the first quarter of 2007 with proceeds from the $150 million 3.875% convertible notes issued in January 2007. Advances under this agreement bore interest at LIBOR plus a spread based on the credit rating on our publicly issued debt. Interest only payments were due and payable on a monthly basis. For the years ended December 31, 2007 and 2006, we recognized interest expense (excluding facility fees) of $96,400 and $2,154,000, representing an average interest rate of 5.90% and 5.64% per annum, respectively.

From July 2005 through June 2007, Credit Facility No. 4 required us to pay the lender an annual facility fee on the total commitment of 0.15%, per annum. These fees were payable quarterly. For the years ended December 31, 2007 and 2006, we incurred facility fees of $52,800 and $109,900, respectively.

Credit Facility No. 1 and No. 2 contain certain financial and non-financial covenants, all of which we have met as of December 31, 2008.

Information related to revolving credit facilities is as follows (in thousands):

	2008	2007	2006
Total revolving credit facilities at December 31	$337,000	$275,000	$270,000
Borrowings outstanding at December 31	67,000	192,500	61,000
Weighted average daily borrowings during the year	91,262	95,642	50,937
Maximum daily borrowings during the year	192,500	192,500	184,500
Weighted average interest rate during the year	5.01%	5.73%	5.66%
Weighted average interest rate at December 31	1.48%	5.41%	6.05%

NOTE 6: NOTES PAYABLE

On August 13, 1996, we issued $50.0 million of 7.25% unsecured 10-year notes due August 13, 2006 at 98.166% of par resulting in an effective interest rate of 7.49%. Net proceeds to the Trust after deducting underwriting expenses were $48.8 million. These notes were paid in full on August 13, 2006, with advances from Credit Facility No.1 and Credit Facility No. 3.

On February 20, 1998, we issued $50.0 million of 7.25% unsecured notes due February 25, 2028 at 98.653% to yield approximately 7.36%. We also sold $60.0 million in unsecured Mandatory Par Put Remarketed Securities (“MOPPRS”) at an effective borrowing rate through the remarketing date (February 2008) of approximately 6.74%. On February 25, 2008, we repaid the $60 million outstanding principal balance under the MOPPRS notes. The total aggregate consideration paid to repurchase the notes was $70.8 million, which included $8.7 million for the remarketing option value paid to the remarketing dealer and accrued interest paid to the noteholders. Accordingly, WRIT recognized a loss on extinguishment of debt of $8.4 million, net of unamortized loan premium costs, upon settlement of these securities. WRIT refinanced the repurchase of these notes, and refinanced a portion of the line outstanding under a credit facility, by issuing the $100 million 2-year term loan described below.

On March 17, 2003, we issued $60.0 million of 5.125% unsecured notes due March 2013. The notes bear an effective interest rate of 5.23%. Our total proceeds, net of underwriting fees, were $59.1 million. We used portions of the proceeds of these notes to repay advances on our lines of credit and to fund general corporate purposes.

On December 11, 2003, we issued $100.0 million of 5.25% unsecured notes due January 2014. The notes bear an effective interest rate of 5.34%. Our total proceeds, net of underwriting fees, were $99.3 million. We used portions of the proceeds of these notes to repay advances on our lines of credit.

On April 26, 2005, we issued $50.0 million of 5.05% unsecured notes due May 1, 2012 and $50.0 million of 5.35% unsecured notes due May 1, 2015, at effective yields of 5.064% and 5.359% respectively. The net proceeds from the sale of the notes of $99.1 million were used to repay borrowings under our lines of credit totaling $90.5 million and the remainder was used for general corporate purposes.

On October 6, 2005, we issued an additional $100.0 million of the series of 5.35% unsecured notes due May 1, 2015, at an effective yield of 5.49%. $93.5 million of the $98.1 million net proceeds from the sale of these notes was used to repay borrowings under our lines of credit and the remainder was used to fund general corporate purposes.

On June 6, 2006, we issued $100.0 million of 5.95% unsecured notes due June 15, 2011 at 99.951% of par, resulting in an effective interest rate of 5.96%. Our total proceeds, net of underwriting fees, were $99.4 million. We used the proceeds of these notes to repay advances on one of our lines of credit.

On July 26, 2006, we issued an additional $50.0 million of the series of 5.95% unsecured notes due June 15, 2011 at 100.127% of par, resulting in an effective yield of 5.92%. Our total proceeds, net of underwriting fees, were $50.2 million. We used the proceeds of these notes to repay borrowings under our lines of credit and to fund general corporate purposes.

On September 11, 2006, we issued $100.0 million of 3.875% convertible notes due September 15, 2026. On September 22, 2006, we issued an additional $10.0 million of the 3.875% convertible notes due September 15, 2026, upon the exercise by the underwriter of an over-allotment option granted by WRIT. The notes were issued at 99.5% of par. The adoption of FSP 14-1 (see Note 2 to the consolidated financial statements) resulted in a discount on the 3.875% convertible notes that is amortized as an increase to interest expense over the expected life of the debt. This increases the effective interest rate on the 3.875% convertible notes to 5.875%. Our total proceeds, net of underwriting fees, were $106.7 million. We used the proceeds of these notes to repay borrowings under our lines of credit and to fund general corporate purposes.

On January 22, 2007, we issued an additional $135.0 million of the 3.875% convertible notes due September 15, 2026. On January 30, 2007, we issued an additional $15.0 million of the 3.875% convertible notes due September 15, 2026, upon the exercise by the underwriter of an over-allotment option granted by WRIT. The notes were issued at 100.5% of par. The adoption of FSP 14-1 (see Note 2 to the consolidated financial statements) resulted in a discount on the 3.875% convertible notes that is amortized as an increase to interest expense over the expected life of the debt. This increases the effective interest rate on the 3.875% convertible notes to 5.875%. Our total proceeds, net of underwriting fees, were $146.0 million. We used the proceeds of these notes to fund the acquisition of 270 Technology Park and a portion of the acquisition of Monument II, to repay borrowings under our lines of credit and to fund general corporate purposes.

The convertible notes are convertible into our common shares at the option of the holder, under specific circumstances or on or after July 15, 2026, at an initial exchange rate of 20.090 common shares per $1,000 principal amount of notes. This is equivalent to an initial conversion price of $49.78 per common share, which represents a 22% premium over the $40.80 closing price of our common shares at the time the September 2006 transaction was priced and a 21% premium over the $41.17 closing price of our common shares at the time the January 2007 transaction was priced. Holders may convert their notes into our common shares prior to the maturity date based on the applicable conversion rate during any fiscal quarter if the closing price of our common shares for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediate preceding fiscal quarter is more than 130% of the conversion price per common share on the last day of such preceding fiscal quarter. The initial conversion rate is subject to adjustment in certain circumstances including an adjustment to the rate if the quarterly dividend rate to common shareholders is in excess of $0.4125 per share. In addition, the conversion rate will be adjusted if we make distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common shares, to the extent such cash and the value of any such other consideration per common share validly tendered or exchanged exceeds the closing price of our common shares as defined in the note offering. Upon an exchange of notes, we will settle any amounts up to the principal amount of the notes in cash and the remaining exchange value, if any, will be settled, at our option, in cash, common shares or a combination thereof. The convertible notes could have a dilutive impact on our earnings per share calculation in the future. However, these convertible notes are not dilutive for the years ended December 31, 2008, 2007 and 2006, and are not included in our earnings per share calculations.

On or after September 20, 2011, we may redeem the convertible notes at a redemption price equal to the principal amount of the convertible notes plus any accrued and unpaid interest, if any, up to, but excluding, the purchase date. In addition, on September 15, 2011, September 15, 2016 and September 15, 2021 or following the occurrence of certain change in control transactions prior to September 15, 2011, holders of these convertible notes may require us to repurchase the convertible notes for an amount equal to the principal amount of the convertible notes plus any accrued and unpaid interest thereon.

On December 17, 2008, we repurchased $16.0 million of the convertible notes, resulting in a gain on extinguishment of debt of $2.9 million. As of December 31, 2008, the amount outstanding on the convertible notes is $244.0 million.

On January 1, 2009 we adopted the convertible debt FSP, which resulted in the reclassification of $21.0 million of our convertible notes’ original carrying amount into shareholders’ equity. The amortization of the resulting discount on the convertible notes is recognized as interest expense. The effective interest rate on the liability component of the convertible notes was 5.875% for the years ended December 31, 2008, 2007 and 2006. The interest expense recognized relating to the contractual interest coupon was $10.1 million, $9.7 million and $1.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. The interest expense recognized relating to the amortization of the discount was $4.3 million, $3.9 million and $0.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. The carrying amount of the equity component as of December 31, 2008 and 2007 is $21.0 million. The net carrying amount of the principal is as follows (in thousands):

	December 31, 2008	December 31, 2007
Principal, gross	$244,000	$260,000
Unamortized discount	(12,047)	(17,108)

Principal, net	$231,953	$242,892

The remaining discount is being amortized through September, 2011, on the effective interest method.

On February 21, 2008, we entered into a $100 million unsecured term loan (the “2010 Term Loan”) with Wells Fargo Bank, National Association. The 2010 Term Loan has a maturity date of February 19, 2010 and bears interest at our option of LIBOR plus 1.50% or Wells Fargo’s prime rate. To hedge our exposure to interest rate fluctuations on the $100 million note, we entered into an interest rate swap on a notional amount of $100 million, which had the effect of fixing the LIBOR portion of the interest rate on the term loan at 2.95% through February 2010. The current interest rate, taking into account the swap, is 4.45% (2.95% plus 150 basis points). The interest rate swap agreement will settle contemporaneously with the maturity of the loan. This swap qualifies as a cash flow hedge as discussed in Note 2.

The following is a summary of our unsecured note borrowings (in thousands):

	December 31,
	2008	2007
6.74% notes due 2008	$—	$60,000
4.45% term loan due 2010	100,000	—
5.95% notes due 2011	150,000	150,000
5.05% notes due 2012	50,000	50,000
5.125% notes due 2013	60,000	60,000
5.25% notes due 2014	100,000	100,000
5.35% notes due 2015	150,000	150,000
3.875% notes due 2026	244,000	260,000
7.25% notes due 2028	50,000	50,000
Discount on notes issued	(13,352)	(18,591)
Premium on notes issued	31	410

Total	$890,679	$861,819

The required principal payments excluding the effects of note discounts or premium for the remaining years subsequent to December 31, 2008 are as follows (in thousands):

2009	$—
2010	100,000
2011	150,000
2012	50,000
2013	60,000
Thereafter	544,000

$904,000

Interest on these notes is payable semi-annually. These notes contain certain financial and non-financial covenants, all of which we have met as of December 31, 2008.

The covenants under our line of credit agreements require us to insure our properties against loss or damage in amounts customarily maintained by similar businesses or as they may be required by applicable law. The covenants for the notes require us to keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value. We have an insurance policy which has no terrorism exclusion, except for nuclear acts of terrorism and non-certified chemical and biological acts of terrorism. Our financial condition and results of operations are subject to the risks associated with acts of terrorism and the potential for uninsured losses as the result of any such acts. Effective November 26, 2002, under this existing coverage, any losses caused by certified acts of terrorism would be partially reimbursed by the United States under a formula established by federal law. Under this formula the United States pays 85% of covered terrorism losses exceeding the statutorily established deductible paid by the insurance provider, and insurers pay 10% until aggregate insured losses from all insurers reach $100 billion in a calendar year. If the aggregate amount of insured losses under this program exceeds $100 billion during the applicable period for all insured and insurers combined, then each insurance provider will not be liable for payment of any amount which exceeds the aggregate amount of $100 billion. On December 26, 2007, the Terrorism Risk Insurance Program Reauthorization Act of 2007 was signed into law and extends the program through December 31, 2014.

NOTE 7: SHARE OPTIONS AND GRANTS

Options

In March 2007, the WRIT Board of Trustees adopted, and in July 2007 WRIT shareholders approved, the Washington Real Estate Investment Trust 2007 Omnibus Long-Term Incentive Plan (“2007 Plan”). This plan replaced the Share Grant Plan, which expired on December 15, 2007, as well as the 2001 Stock Option Plan and Stock Option Plan for Trustees. The shares and options granted pursuant to the above plans are not affected by the adoption of the 2007 Plan. However, if an award under the Share Grant Plan is forfeited or an award of options granted under the Option Plans expires without being exercised, the shares covered by those awards will not be available for issuance under the 2007 Plan.

The 2007 Plan provides for the award to WRIT’s trustees, officers and non-officer employees of restricted shares, restricted share units, options and other awards up to an aggregate of 2,000,000 shares over the ten year period in which the plan will be in effect. If an award under the 2007 Plan of restricted shares or restricted share units is forfeited or an award of options or any other rights granted under the 2007 Plan expires without being exercised, the shares covered by any such award would again become available for issuance under new awards.

The previous Option Plans provided for the grant of qualified and non-qualified options. Options granted under the plans were granted with exercise prices equal to the market price on the date of grant, vested 50% after year one and 50% after year two and expire ten years following the date of grant. Options granted to trustees were granted with exercise prices equal to the market price on the date of grant and were fully vested on the grant date. As discussed in Note 2, option awards were accounted for in accordance with APB No. 25, and we have recognized no compensation cost for stock options. The last option awards to officers were in 2002, to non-officer key employees in 2003 and to trustees in 2004. The following chart details the previously issued and currently outstanding and exercisable stock options:

	2008		2007		2006
	Shares	Wtd Avg Ex Price	Shares	Wtd Avg Ex Price	Shares	Wtd Avg Ex Price
Outstanding at January 1	438,000	24.40	451,000	24.42	531,000	24.15
Granted	—	—	—	—	—	—
Exercised	(119,000)	22.12	(13,000)	25.07	(80,000)	22.60
Expired/Forfeited	(2,000)	17.59	—	—	—	—

Outstanding at December 31	317,000	25.31	438,000	24.40	451,000	24.42
Exercisable at December 31	317,000	25.31	438,000	24.40	451,000	24.42

The 317,000 options outstanding at December 31, 2008, all of which are exercisable, have exercise prices between $14.47 and $33.09, with a weighted-average exercise price of $25.31 and a weighted average remaining contractual life of 3.5 years. The aggregate intrinsic value of outstanding exercisable shares at December 31, 2008 was $0.9 million. The aggregate intrinsic value of options exercised in 2008, 2007 and 2006 was $1.1 million, $0.1 million and $1.2 million, respectively. The aggregate intrinsic value of options forfeited in 2008 was $28,000.

Share Grants, Performance Share Units and Restricted Share Units

As discussed in Note 2, we previously maintained a Share Grant Plan for officers, trustees and other members of management. In 2004 and 2005, awards were granted to officers and other members of management in the form of restricted shares, with a value equal to various percentages of a participant’s salary based upon WRIT’s performance compared to an appropriate benchmark target, with minimum and maximum thresholds. The awards were valued based on market value at the date of grant. Shares vest ratably over a five year period from the date of grant.

Beginning in 2005, annual long-term incentive compensation for trustees was changed from options of 2,000 shares plus 400 restricted shares to $30,000 in restricted shares. In May 2007, the value of the restricted shares awarded to trustees was increased to $55,000. These shares vest immediately and are restricted from sale for the period of the trustee’s service.

The 2007 Plan provides for the granting of restricted share units to officers and other members of management and performance share units to officers, based upon various percentages of their salaries and their positions with WRIT. WRIT’s Chairman and prior Chief Executive Officer (“prior CEO”) was excluded from long-term awards under the program in view of his announced intention to retire in 2007. For officers, one-third of the award is in the form of restricted share units that vest 20% per year based upon continued employment and two-thirds of the award is in the form of performance share units. For other members of management, 100% of the award is in the form of restricted share units that vest 20% per year from date of grant based on performance targets.

With respect to the performance share units, performance targets will be set annually based on appropriate benchmarks with minimum and maximum payout thresholds. The grants and each award are based on cumulative performance over three years, and performance share units cliff vest at the end of the three year period. These performance share units are based on three-year cumulative performance targets set at the beginning of each year, as such, the grant date does not occur until all such targets are set and thus the significant terms of the award are known. Because payouts are probable, WRIT estimates the compensation expense at each reporting period based on the current fair market value of the probable award, until the vesting occurs and as progress towards meeting target is known, and recognizes this expense ratably over the three-year period. The expense related to the 2006 performance share units at the end of the three-year period was approximately $1.3 million of which $179,000, $575,000 and $554,000 were recognized during the years ending 2008, 2007 and 2006, respectively. During 2008, 43,000 performance share units were granted for the 2006 award tranche. The estimated expense related to the 2007 performance share units at the end of the three-year period was approximately $1.3 million of which $29,000 and $806,000 was recognized during the years ending 2008 and 2007, respectively. The estimated expense related to the 2008 performance share units at the end of the three-year period was approximately $650,000 of which $217,000 was recognized during the year ending 2008. The program provides that participants who terminate prior to the end of the three-year performance period forfeit their entire portion of the award.

With respect to restricted share units, there were 21,877 restricted share units awarded to officers and other members of management in December 2006, 24,344 restricted share units awarded to the prior CEO in the second quarter of 2007, and 38,228 restricted share units awarded to officers and other members of management in December 2007. There were 47,865 restricted share units awarded to officers and other members of management in 2008.

Performance and restricted share units awarded were initially valued at a weighted average price per share based upon the market value on the date of grant, as follows:

	Shares	Wtd Avg Grant Price
2006	21,877	39.54
2007	67,355	32.85
2008	49,004	26.16

There were no shares granted during 2008. During 2007 and 2006 we issued 15,962 and 75,128 share grants, respectively, to officers and other members of management. The 75,128 shares awarded in 2006 included an award of 64,700 shares to officers. The 64,700 shares vest twenty-five percent from date of grant in years one and two and fifty percent in year three except shares awarded to the prior CEO, totaling 21,349 shares, who retired in 2007, which shares vested and were expensed immediately upon date of grant. The 15,962 shares awarded in 2007 were issued to the prior CEO at a price of $37.59 per share based on the market value on the date of grant. They vested and were expensed immediately upon date of grant.

In August 2008 as the result of an award modification per the terms of the departing Chief Financial Officer’s termination agreement, 7,820 share grants issued between 2004 and 2006 were remeasured under FAS 123(R) based on the market value of WRIT’s stock at the time of the award modification. The modification accelerated the vesting of the 7,820 share grants to be fully vested by February 28, 2009. In addition, 4,560 restricted share units awarded to the departing Chief Financial Officer in 2006 and 2007 were revalued based on the market value of WRIT’s stock at the time of the award modification. The modification also accelerated the vesting of the 4,560 restricted share units to be fully vested by February 28, 2009.

The following are tables of activity for the years ended December 31, 2008, 2007 and 2006 related to our share grants and restricted share unit grants.

Share Grants

	2008		2007		2006
	Shares	Wtd Avg Grant Price	Shares	Wtd Avg Grant Price	Shares	Wtd Avg Grant Price
Vested at January 1	271,650	28.97	191,217	27.17	124,175	24.14
Unvested at January 1	62,530	34.15	115,492	33.16	103,989	30.76
Granted	13,019	26.05	27,571	34.57	79,683	36.34
Vested during year	(40,356)	30.86	(80,433)	32.85	(67,042)	32.78
Expired/Forfeited	(344)	32.70	(100)	32.50	(1,138)	32.50

Unvested at December 31	34,849	35.04	62,530	34.15	115,492	33.16
Vested at December 31	312,006	29.21	271,650	28.97	191,217	27.17

The total fair value of shares vested during the years ending December 31, 2008, 2007 and 2006 is $1.3 million, $2.9 million and $2.5 million, respectively. As of December 31, 2008, the total compensation cost related to non-vested share awards not yet recognized was $0.4 million, which is expected to be recognized over a weighted average period of 10 months on a straight-line basis.

Restricted Share Units

	2008		2007		2006
	Shares	Wtd Avg Grant Price	Shares	Wtd Avg Grant Price	Shares	Wtd Avg Grant Price
Vested at January 1	8,154	35.73	—	—	—	—
Unvested at January 1	80,831	34.35	21,877	39.54	—	—
Granted	49,004	26.16	67,355	32.85	21,877	39.54
Vested during year	(20,760)	34.71	(8,154)	35.73	—	—
Expired/Forfeited	(2,513)	33.97	(247)	39.54	—	—

Unvested at December 31	106,562	30.63	80,831	34.35	21,877	39.54
Vested at December 31	28,914	35.00	8,154	35.73	—	—

The value of unvested restricted share units at December 31, 2008 was $3.0 million, which is expected to be recognized as compensation cost over a weighted average period of 45 months on a straight-line basis.

Total compensation expense recognized for share based awards, including share grants and restricted share units, in each of the three years ending 2008 was (in millions):

Stock-based Compensation Expense
2006(1)	$2.7
2007(1)	$2.7
2008(1)	$2.2

(1)

2006 included $1.2 million related to the accelerated vesting of prior CEO share grant awards as required by SFAS
No. 123(R), Share Based Payments (“FAS 123(R)”), and $358,000 related to the severance of the former Chief Investment Officer. 2007 included $0.6 million related to the accelerated vesting of prior CEO share grant awards as required by FAS 123(R). 2008, included $0.2 million related to the accelerated vesting of departing Chief Financial Officer share grant and restricted unit awards as required by FAS 123(R).

Under the 2007 Plan described in Note 2, elected deferrals of short term incentive awards by officers are converted into restricted share units which vest immediately on the grant date and WRIT will match 25% of the deferred short term incentive in restricted share units, which vest at the end of three years. Dividends on these restricted share units are paid in the form of restricted share units valued based on the market value of WRIT’s stock on the date dividends are paid. WRIT granted 876 and 4,783 restricted share units to officers in 2008 and 2007, respectively, pursuant to elective short term incentive deferrals. During 2008, WRIT granted 263 restricted share units on dividends.

NOTE 8: OTHER BENEFIT PLANS

We have a Retirement Savings Plan (the “401K Plan”), which permits all eligible employees to defer a portion of their compensation in accordance with the Internal Revenue Code. Under the 401K Plan, the Company may make discretionary contributions on behalf of eligible employees. For the years ended December 31, 2008, 2007 and 2006, the Company made contributions to the 401K plan of $0.4 million, $0.4 million and $0.3 million, respectively.

We have adopted a non-qualified deferred compensation plan for the officers and members of the Board of Trustees. The plan allows for a deferral of a percentage of annual cash compensation and trustee fees. The plan is unfunded and payments are to be made out of the general assets of the Trust. During 2008 the prior Chief Executive Officer received a lump sum distribution of the present value of his deferred compensation. The deferred compensation liability was $0.8 million and $2.1 million at December 31, 2008 and 2007, respectively.

We established a Supplemental Executive Retirement Plan (“SERP”) effective July 1, 2002 for the benefit of our prior Chief Executive Officer. Under this plan, upon the prior Chief Executive Officer’s termination of employment from the Trust for any reason other than death, permanent and total disability, or discharge for cause, he is entitled to receive an annual benefit equal to his accrued benefit times his vested interest. We accounted for this plan in accordance with SFAS No. 87, Employers’ Accounting for Pensions, whereby we accrued benefit cost in an amount that resulted in an accrued balance at the end of the prior Chief Executive Officer’s employment in June 2007 which was not less than the present value of the estimated benefit payments to be made. At December 31, 2008 the accrued benefit liability was $1.9 million. For the three years ended December 31, 2008, 2007 and 2006, we recognized current service cost of $132,000, $253,000 and $467,000, respectively. On December 31, 2006, WRIT adopted the recognition and disclosure provisions of SFAS No. 158. SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an Amendment of FASB Statements No. 87, 88, 106, and 132(r) (“FAS 158”), required the Trust to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its pension plan in the December 31, 2006 statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. Because the prior Chief Executive Officer’s SERP is unfunded, the adoption of FAS 158 did not have an effect on the Trust’s consolidated financial condition at December 31, 2006, or for any prior period presented and it will not affect the Trust’s operating results in future periods. The Trust currently has an investment in corporate owned life insurance intended to meet the SERP benefit liability since the Chief Executive Officer’s retirement. Benefit payments to the prior Chief Executive Officer began in 2008.

In November 2005, the Board of Trustees approved the establishment of a SERP for the benefit of the officers, other than the prior Chief Executive Officer. This is a defined contribution plan under which, upon a participant’s termination of employment from WRIT for any reason other than death, discharge for cause or total and permanent disability, the participant will be entitled to receive a benefit equal to the participant’s accrued benefit times the participant’s vested interest, offset by the corresponding change in the liability. We account for this plan in accordance with EITF 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested and SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, whereby the investments are reported at fair value, and unrealized holding gains and losses are included in earnings. For the years ended December 31, 2008, 2007 and 2006, we recognized current service cost of $311,000, $245,000 and $269,000, respectively.

NOTE 9: FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments. The following disclosures of estimated fair value were determined by management using available market information and established valuation methodologies, including discounted cash flow. Many of these estimates involve significant judgment. The estimated fair value disclosed may not necessarily be indicative of the amounts we could realize on disposition of the financial instruments The use of different market assumptions or estimation methodologies could have an effect on the estimated fair value amounts. In addition, fair value estimates are made at a point in time and thus, estimates of fair value subsequent to 2008 may differ significantly from the amounts presented.

Below is a summary of significant methodologies used in estimating fair values and a schedule of fair values at December 31, 2008.

Cash and Cash Equivalents

Cash and cash equivalents includes cash and commercial paper with original maturities of less than 90 days, which are valued at the carrying value, which approximates fair value due to the short maturity of these instruments.

Notes Receivable

The fair value of the notes is estimated based on quotes for debt with similar terms and characteristics or a discounted cash flow methodology using market discount rates if reliable quotes are not available.

Derivatives

The company reports its interest rate swap at fair value in accordance with SFAS No. 133, and thus the carrying value is the fair value.

Mortgage Notes Payable

Mortgage notes payable consist of instruments in which certain of our real estate assets are used for collateral. The fair value of the mortgage notes payable is estimated based primarily upon lender quotes for instruments with similar terms and maturities.

Lines of Credit Payable

Lines of credit payable consist of bank facilities which we use for various purposes including working capital, acquisition funding or capital improvements. The lines of credit advances are priced at a specified rate plus a spread. The carrying value of the lines of credit payable is estimated to be market value given the adjustable rate of these borrowings.

Notes Payable

The fair value of these securities is estimated based primarily on lender quotes for securities with similar terms and characteristics.

	2008		2007
(in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Cash and cash equivalents, including restricted cash	$30,697	$30,697	$27,515	$27,515
2445 M Street note receivable	$7,331	$7,331	$—	$—
Interest rate hedge liability	$2,335	$2,335	$—	$—
Mortgage notes payable	$421,286	$408,089	$252,484	$249,911
Lines of credit payable	$67,000	$67,000	$192,500	$192,500
Notes payable	$890,679	$712,763	$861,819	$853,275

NOTE 10: RENTALS UNDER OPERATING LEASES

Non-cancelable commercial operating leases provide for minimum rental income from continuing operations during each of the next five years and thereafter as follows (in millions):

Rental Income
2009	$212.2
2010	189.1
2011	152.6
2012	126.5
2013	104.3
Thereafter	180.7

$965.4

Apartment leases are not included as the terms are generally for one year. Most of these commercial leases increase in future years based on agreed-upon percentages or in some instances, changes in the Consumer Price Index. Percentage rents from retail centers, based on a percentage of tenants’ gross sales, were $0.4 million, $0.3 million and $0.4 million in 2008, 2007 and 2006, respectively. Real estate tax, operating expense and common area maintenance reimbursement income from continuing operations was $31.4 million, $25.6 million and $17.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTE 11: COMMITTMENTS AND CONTINGENCIES

Development Commitments

At December 31, 2008 and 2007, we had various contracts outstanding with third parties in connection with our ongoing development projects. Remaining contractual commitments for development projects at December 31, 2008 were $13.4 million.

Litigation

We are involved from time to time in various legal proceedings, lawsuits, examinations by various tax authorities and claims that have arisen in the ordinary course of business. Management believes that the resolution of such matters will not have a material adverse effect on our financial condition or results of operations.

Other

At December 31, 2008, we were contingently liable under an unused letter of credit in the amount of $4.0 million to ensure our acquisition of Landsdowne Medical Office Building, a building currently under construction, and unused letters of credit in the amounts of $885,000 and $815,000, related to our assumption of mortgage debt on Dulles Business Park and West Gude, respectively, to ensure the funding of certain tenant improvements and leasing commissions over the term of the debt. We were also contingently liable under unused letters of credit totaling $536,000 related to our development projects at Clayborne Apartments and Bennett Park, to ensure the complete installation of public improvements in accordance with the projects’ related site plans.

NOTE 12: SEGMENT INFORMATION

We have five reportable segments: office, medical office, retail, multifamily and industrial/flex properties. Office buildings provide office space for various types of businesses and professions. Medical office buildings provide offices and facilities for a variety of medical services. Retail centers are typically neighborhood grocery store or drug store anchored retail centers. Multifamily properties provide rental housing for families throughout the Washington metropolitan area. Industrial/flex centers are used for flex-office, warehousing, services and distribution type facilities.

Real estate rental revenue as a percentage of the total for each of the five reportable operating segments is as follows:

	Year Ended December 31,
	2008	2007	2006
Office	42%	41%	39%
Medical office	15%	15%	12%
Retail	15%	16%	18%
Multifamily	14%	13%	15%
Industrial/Flex	14%	15%	16%

The percentage of total income producing real estate assets, at cost, for each of the five reportable operating segments is as follows:

	December 31,
	2008	2007
Office	44%	42%
Medical office	16%	18%
Retail	12%	13%
Multifamily	14%	11%
Industrial/Flex	14%	16%

The accounting policies of each of the segments are the same as those described in Note 2. We evaluate performance based upon operating income from the combined properties in each segment. Our reportable operating segments are consolidations of similar properties. SFAS No.131, Disclosures about Segments of an Enterprise and Related Information, requires that segment disclosures present the measure(s) used by the chief operating decision maker for purposes of assessing segments’ performance. Net operating income is a key measurement of our segment profit and loss. Net operating income is defined as segment real estate rental revenue less segment real estate expenses.

The following table presents revenues and net operating income for the years ended December 31, 2008, 2007 and 2006 from these segments, and reconciles net operating income of reportable segments to net income as reported (in thousands):

	2008
	Office	Medical Office	Retail	Multifamily	Industrial/Flex	Corporate and Other	Consolidated
Real estate rental revenue	$118,884	$43,594	$40,987	$37,858	$39,992	$—	$281,315
Real estate expenses	42,695	14,177	9,646	17,436	10,441	—	94,395

Net operating income	$76,189	$29,417	$31,341	$20,422	$29,551	$—	$186,920
Depreciation and amortization							(86,328)
Interest expense							(75,041)
General and administrative							(12,110)
Other income							1,073
Loss on extinguishment of debt, net							(5,583)
Gain from non-disposal activities							17
Income from discontinued operations							3,070
Gain on sale of real estate							15,275

Net income							27,293
Less: Net income attributable to noncontrolling interests							(211)

Net income attributable to the controlling interests							$27,082

Capital expenditures	$15,594	$6,685	$3,075	$7,129	$4,789	$642	$37,914

Total assets	$952,112	$346,725	$230,917	$264,457	$268,689	$46,507	$2,109,407

	2007
	Office	Medical Office	Retail	Multifamily	Industrial/Flex	Corporate and Other	Consolidated
Real estate rental revenue	$102,623	$37,847	$41,512	$31,364	$38,379	$—	$251,725
Real estate expenses	34,858	11,651	8,921	13,462	9,322	—	78,214

Net operating income	$67,765	$26,196	$32,591	$17,902	$29,057	$—	$173,511
Depreciation and amortization							(69,039)
Interest expense							(66,336)
General and administrative							(14,882)
Other income							1,875
Gain from non-disposal activities							1,303
Income from discontinued operations							6,214
Gain on sale of real estate							25,022

Net income							57,668
Less: Net income attributable to noncontrolling interests							(217)

Net income attributable to the controlling interests							$57,451

Capital expenditures	$25,401	$4,639	$2,757	$3,578	$4,747	$3,200	$44,322

Total assets	$771,614	$345,202	$230,851	$209,448	$289,227	$50,676	$1,897,018

	2006
	Office	Medical Office	Retail	Multifamily	Industrial/Flex	Corporate and Other	Consolidated
Real estate rental revenue	$80,020	$24,331	$37,263	$29,677	$33,700	$—	$204,991
Real estate expenses	26,804	7,064	7,983	11,788	7,951	—	61,590

Net operating income	$53,216	$17,267	$29,280	$17,889	$25,749	$—	$143,401
Depreciation and amortization							(50,237)
Interest expense							(47,873)
General and administrative							(12,418)
Other income							906
Income from discontinued operations							4,478

Net income							38,257
Less: Net income attributable to noncontrolling interests							(204)

Net income attributable to the controlling interests							$38,053

Capital expenditures	$17,268	$1,126	$966	$13,290	$5,218	$1,666	$39,534

Total assets	$610,972	$224,642	$233,810	$159,720	$269,341	$32,378	$1,530,863

NOTE 13: SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table summarizes our financial data by quarter for 2008 and 2007 (in thousands, except for per share data):

	Quarter(1)
	First	Second	Third	Fourth
2008:
Real estate rental revenue	$69,346	$68,739	$70,386	$72,844
Income from continuing operations	$(3,799)	$3,756	$4,189	$4,802
Net income	$(2,667)	$20,003	$4,629	$5,328
Net income attributable to the controlling interests	$(2,724)	$19,950	$4,581	$5,275
Income (loss) from continuing operations attributable to the controlling interests per share
Basic	$(0.08)	$0.08	$0.08	$0.09
Diluted	$(0.08)	$0.08	$0.08	$0.09
Net income (loss) attributable to the controlling interests per share
Basic	$(0.06)	$0.42	$0.09	$0.10
Diluted	$(0.06)	$0.41	$0.09	$0.10
2007:
Real estate rental revenue	$58,890	$62,272	$64,024	$66,539
Income from continuing operations	$8,379	$5,374	$6,540	$6,139
Net income	$9,753	$7,285	$33,347	$7,283
Net income attributable to the controlling interests	$9,701	$7,232	$33,245	$7,273
Income from continuing operations attributable to the controlling interests per share
Basic	$0.19	$0.12	$0.14	$0.13
Diluted	$0.19	$0.12	$0.14	$0.13
Net income attributable to the controlling interests per share
Basic	$0.22	$0.16	$0.71	$0.15
Diluted	$0.22	$0.16	$0.71	$0.15

(1)	With regard to per share calculations, the sum of the quarterly results may not equal full year results due to rounding.

NOTE 14: SHAREHOLDERS’ EQUITY

During the second quarter of 2008, we completed a public offering of 2.6 million common shares priced at $34.80 per share, raising $86.7 million in net proceeds. We used the net proceeds from the offering to repay borrowings under our lines of credit. During the fourth quarter of 2008, we completed a public offering of 1.725 million common shares priced at $35.00 per share, raising $57.6 million in net proceeds. We used the net proceeds from the offering to repay borrowings under our lines of credit and for general corporate purposes.

During the third quarter of 2008, we entered into a sales agency financing agreement with BNY Mellon Capital Markets, LLC relating to the issuance and sale of up to $150.0 million of the our common shares from time to time over a period of no more than 36 months. Sales of our common shares are made at market prices prevailing at the time of sale. Net proceeds for the sale of common shares under this program are used for the repayment of borrowings under our lines of credit, acquisitions, and general corporate purposes. As of the end of 2008, we had issued 1.1 million common shares at a weighted average price of $36.15 under this program, raising $40.7 million in net proceeds.

We have a dividend reinvestment program, whereby shareholders may use their dividends and optional cash payments to purchase common shares. The common shares sold under this program may either be common shares issued by us or common shares purchased in the open market. Net proceeds under this program are used for general corporate purposes. As of the end of 2008, 125,348 common shares were issued at a weighted average price of $32.75 per share, raising $4.1 million in net proceeds.

During the second quarter of 2007, we completed a public offering of 1.6 million common shares priced at $37.00 per share, raising $57.8 million in net proceeds. The net proceeds were used for the repayment of debt.

NOTE 15: SUBSEQUENT EVENTS

Subsequent to year end, WRIT executed repurchases totaling $19.5 million of face value of our 3.875% convertible notes at 80% to 84% of par.

On February 17, 2009, WRIT executed a mortgage note of $37.5 million at a fixed rate of 5.37% for a term of ten years, secured by the Kenmore Apartments property. The proceeds from the note were used to pay down borrowings under its lines of credit and to repurchase a portion of its 3.875% convertible notes.

NOTE 16: CHANGE IN METHOD OF ACCOUNTING FOR CONVERTIBLE DEBT

On May 9, 2008, the FASB issued FASB Staff Position APB 14-1 (“FSP 14-1”). This guidance clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. We adopted the FSP 14-1 effective for the fiscal year beginning January 1, 2009. FSP 14-1 required retrospective application, and has been applied to all periods presented in these consolidated financial statements. This guidance significantly impacted the accounting of our convertible debt by requiring bifurcation of a component of the debt, classification of that component in stockholders’ equity, and then accretion of the resulting discount on the debt to result in interest expense equal to our nonconvertible debt borrowing rate. The adoption of FSP 14-1 impacted operating results with higher interest expense and lower gain on extinguishment of the convertible debt. The effective rate on the liability component of the convertible notes increased to 5.875% for the years end December 31, 2008, 2007 and 2006.

The following financial statement line items were affected by this accounting change for the periods indicated (in thousands, except for per share amounts):

Consolidated statements of income:

	For the Year Ended December 31, 2008
	As computed prior to FSP 14-1	As reported under FSP 14-1	Effect of Change
Interest expense	$69,909	$75,041	$(5,132)
Loss from extinguishment of debt	$(4,956)	$(5,583)	$(627)
Income from continuing operations	$14,707	$8,948	$(5,759)
Net income attributable to the controlling interests	$32,841	$27,082	$(5,759)
Earnings per share, diluted	$0.67	$0.55	$(0.12)

	For the Year Ended December 31, 2007
	As computed prior to FSP 14-1	As reported under FSP 14-1	Effect of Change
Interest expense	$61,906	$66,336	$(4,430)
Income from continuing operations	$30,862	$26,432	$(4,430)
Net income attributable to the controlling interest	$61,881	$57,451	$(4,430)
Earnings per share, diluted	$1.34	$1.24	$(0.10)

	For the Year Ended December 31, 2006
	As computed prior to FSP 14-1	As reported under FSP 14-1	Effect of Change
Interest expense	$47,265	$47,873	$(608)
Income from continuing operations	$34,387	$33,779	$(608)
Net income attributable to the controlling interest	$38,661	$38,053	$(608)
Earnings per share, diluted	$0.88	$0.87	$(0.01)

Consolidated balance sheets:

	As of December 31, 2008
	As computed prior to FSP 14-1	As reported under FSP 14-1	Effect of Change
Income producing property	$1,865,611	$1,866,221	$610
Development in progress	$23,630	$23,732	$102
Prepaid expenses and other assets	$115,295	$112,599	$(2,696)
Total assets	$2,111,391	$2,109,407	$(1,984)
Notes payable	$902,900	$890,679	$(12,221)
Total liabilities	$1,481,203	$1,468,982	$(12,221)
Additional paid in capital	$756,341	$777,375	$21,034
Distributions in excess of net income	$(128,139)	$(138,936)	$(10,797)
Total equity	$630,188	$640,425	$10,237
Total liabilities and equity	$2,111,391	$2,109,407	$(1,984)

	As of December 31, 2007
	As computed prior to FSP 14-1	As reported under FSP 14-1	Effect of Change
Income producing property	$1,618,818	$1,619,050	$232
Development in progress	$98,321	$98,596	$275
Prepaid expenses and other assets	$78,284	$76,469	$(1,815)
Total assets	$1,898,326	$1,897,018	$(1,308)
Notes payable	$879,123	$861,819	$(17,304)
Total liabilities	$1,408,006	$1,390,702	$(17,304)
Additional paid in capital	$561,492	$582,526	$21,034
Distributions in excess of net income	$(75,416)	$(80,454)	$(5,038)
Total equity	$490,320	$506,316	$15,996
Total liabilities and equity	$1,898,326	$1,897,018	$(1,308)